Exhibit 3.2

NSTS BANCORP, Inc.

BYLAWS

Article I. HOME OFFICE

The Home Office of NSTS Bancorp, Inc. (the “Corporation”) shall be 700 S. Lewis Avenue, Waukegan, Illinois 60085.

Article II. STOCKHOLDERS

Section 1.    An annual meeting of the stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix.

Section 2.    An annual meeting of the stockholders may be called by or upon the direction of the Chairman of the Board, Chief Executive Officer, President or a majority of the authorized directorship of the Board of the Corporation and special meetings of stockholders may be called by or upon the direction of a majority of the authorized directorship of the Board of the Corporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Section 3.

A.       Written notice stating the place, day and hour of the meeting and, in the event of a special meeting, the purpose or purposes for which the special meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally, by mail or by electronic transmission, by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or the Directors calling the meeting, to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereafter, as required from time to time by the Delaware General Corporation Law, as amended (“DGCL”) or the Certificate of Incorporation of the Corporation). Such notice shall also specify the relevant record date for determining stockholders entitled to notice of such meeting and such notice shall also indicate the means of remote communication, if any, by which stockholders may attend and vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, addressed to the stockholder at his/her address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 4 of this Article II, with postage thereon prepaid. When any stockholders’ meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty (30) days or of the business to be transacted thereat, other than an announcement at the meeting at which such adjournment is taken. Notice may be waived by the unanimous action of the stockholders. Written notice may be given by means of electronic transmission or other means as permitted by the DGCL.

B.       At any time upon the request of any person or persons entitled to call a special meeting, the Secretary of the Corporation shall notify stockholders of the call of the special meeting, to be held at such time and place as the notice shall specify, but in no event shall such notice specify a time more than sixty (60) days after the receipt of the request.

Section 4.    For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than sixty (60) days and, not less than ten (10) days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 5.    The Officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list shall be kept on file at the corporate headquarters of the Corporation and shall be subject to inspection by any stockholder for any purpose germane to a stockholders’ meeting at any time during usual business hours, for a period of ten (10) days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock transfer book shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.

Section 6.    A majority of the outstanding shares of the Corporation entitled to vote, subject to the limitations contained in the Certificate of Incorporation, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, the chairman of the meeting or the holders of a majority of the shares so represented may adjourn the meeting from time to time without further notice, except as otherwise provided in these Bylaws. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present in person or by proxy constituting a quorum, then except as otherwise required by law, those present in person or by proxy at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

Section 7.    At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed with the Corporation andin accordance with any procedures established for the meeting. Any facsimile telecommunication, e-mail delivery of a “.PDF” format data file, or other reliable reproduction of the writing or transmission created pursuant to this paragraph, may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication, e-mail or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy shall be valid after eleven (11) months from the date of its execution except for a proxy coupled with an interest.

Section 8.    When ownership stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the stockholders any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

Section 9.    Shares standing in the name of another corporation may be voted by an officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him/her, either in person or by proxy, without a transfer of such shares into his/her name. Shares standing in the name of a person holding a power under a trust instrument may be voted by him/her, either in person or by proxy, but no such person shall be entitled to vote shares held by him/her without a transfer of such shares into his/her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his/her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote the shares so transferred.

Neither treasury shares of its own stock held by the Corporation, nor shares held by another corporation, where a majority of shares entitled to vote on the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

Section 10.  In advance of any meeting of stockholders, the Board shall appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the Board so appoints either one or three such inspectors, that appointment shall not be altered at the meeting. In case any person appointed as inspector fails to appear or refuses to act, the vacancy may be filled by appointment by the Board in advance of the meeting or at the meeting by the Chairman of the Board or the President.

Unless otherwise prescribed by applicable law or regulation, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

All elections of Directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively, at a meeting at which a quorum is present.

Section 11.

A.      The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

B.      Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders at an annual meeting of stockholders may be made (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

C.       For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in the form of a Shareholder Notice as described below, and (2) such business must be a proper matter for stockholder action under the DGCL and applicable law. To be timely, a Stockholder Notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 120 days prior to the one year anniversary of the date of the Corporation’s proxy materials for the preceding year’s annual meeting of stockholders (“Proxy Statement Date”); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the elections of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring  before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Shareholder Notice”). The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

D.       Notwithstanding anything in Section (C) above to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 85 days prior to the Proxy Statement Date, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

E.        Only persons nominated in accordance with the procedures set forth in this Section 11 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

F.       For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act, or other means deemed compliant with SEC Regulation FD.

G.      Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation”s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 12.  Meetings of stockholders may be held by means of remote communications as provided by the DGCL.

Article III. BOARD OF DIRECTORS

Section 1.    The business and affairs of the Corporation shall be under the direction of its Board. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the authorized directorship of the Board. The Board shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings. The Board may also elect one of its members as a Vice Chairman of the Board and may elect a Lead Director, which Lead Director shall have such responsibilities as determined by the Board.

The Directors, other than those who may be elected by the holders of any class or series of preferred stock, shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the first annual meeting, Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.

Section 2.    Subject to the rights of the holders of any class or series of preferred stock, and unless the Board otherwise determines, newly created Directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board shall shorten the term of any incumbent Director.

Section 3.    Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board and publicized among all Directors. A notice of each regular meeting shall not be required.

Section 4.     Special meetings of the Board of Directors may be called at any time by the Chairman, the Vice Chairman (if elected), and the President, and shall be called by the Secretary upon the written request of not less than a majority of the authorized directorship of the Board. Any such written request shall cite the purpose of such special meeting.

Section 5.    Notice of the place, date, and time of each such special meeting shall be given each Director by whom it is not waived by mailing written notice not less than five (5) days before the meeting, or by facsimile transmission, overnight courier, personal service, or other electronic transmission (including by email) of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.    A majority of the members of the Board shall constitute a quorum for the transaction of business at any meeting. Any director may resign at any time by sending a written notice of such resignation to the Chairman of the Board or the President. Unless otherwise specified, such resignation shall take effect upon receipt by the Chairman of the Board or the President.

Section 7.    At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by law. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board or any committee thereof, may be taken without a meeting if, prior or subsequent to that action, all members of the Board or of the committee, as the case may be, consent thereto in writing and those written consents are filed with the minutes of the proceedings of the Board or committee. The consent shall have the same effect as a unanimous vote of the Board or committee for all purposes, and may be stated as a unanimous vote of the Board or committee in any certificate or other document filed with the Commissioner.

Section 8.    Any or all Directors may participate in a meeting of the Board or a committee of the Board by means of a conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other, unless otherwise provided in the Certificate of Incorporation or the Bylaws. Any Director so participating in such a meeting shall be deemed to be present at such meeting.

Section 9.    A Director of the Corporation who is present at a meeting of the Board at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless his dissent is clearly stated at the meeting, or sent by facsimile transmission, overnight courier, personal service, other electronic means or by registered mail to the Secretary of the Corporation within five days after the date he receives a copy of the Minutes of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Section 10.  The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1)       To declare dividends from time to time in accordance with law;

(2)       To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3)       To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(4)       To remove any Officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any Officer upon any other person for the time being;

(5)       To confer upon any Officer of the Corporation the power to appoint, remove and suspend subordinate Officers, employees and agents;

(6)       To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for Directors, Officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7)       To adopt from time to time such insurance, retirement, and other benefit plans for Directors, Officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

(8)       To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

Section 11.  Directors, as such, may receive, pursuant to resolution of the Board, compensation in such manner and such amount as determined appropriate by the Board, for their services as Directors, including, without limitation, their services as members of committees of the Board.

Section 12.  No person 75 years of age or older will be eligible for election, re-election, appointment, or reappointment to the Board of Directors. Notwithstanding the foregoing, the Board of Directors, upon recommendation of the Nominating/Corporate Governance Committee and by a resolution approved by a majority of the disinterested members of the Board of Directors, may exclude an incumbent director from such age limitation for a specified period of time and for a specified valid reason.

Section 13.  The Board of Directors may designate, from time to time, Directors Emeriti for such terms as the Board shall designate and who may be invited to attend meetings of the Corporation and to be compensated as the Board of Directors shall decide. A Director Emeritus shall have previously served as a director of the Corporation. No Director Emeritus shall have the right of notice of meeting or right to vote and the duties of any Director Emeritus shall be as the Board of Directors shall designate from time to time. The term of any Director Emeriti may be terminated by the Board at any time with or without cause.

Article IV. COMMITTEES

Section 1.    The Board of Directors, by a vote of a majority of the Board of Directors, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers (and as set forth in the resolution and/or committee charter approved by the Board), to serve at the pleasure of the Board and shall, for these committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. The Board may designate a member of a committee as the Chairman of the Committee, who shall preside at committee meetings. In the absence of a designation by the Board, the committee may elect a Chairman among its members.

Section 2.    Each committee (or the Chairman of the committee) may determine the procedural rules for meeting and conducting its business and the committee shall act in accordance therewith, except as otherwise provided herein or required by law. Regular meetings of a committee shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the committee and publicized among all committee members. If so publicized, a notice of a regular meeting of a committee shall not be required (otherwise, notice shall be provided as would be required for a special meeting). Special meetings of a committee may be called by the Chairman of the committee (or by any two or more members thereof) upon not less than twenty-four hours written notice (which may be by email, facsimile or other electronic means) stating the place, date and hour of the meeting. Any member of a committee may waive notice of any meeting (prior to, at or after any meeting) and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting need not state the business proposed to be transacted at the meeting.

Section 3.    A majority of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum. All matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic from if the minutes are maintained in electronic form.

Section 4.    Unless otherwise determined by the Board, the following committees shall be established: Nominating and Corporate Governance Committee; Audit Committee; and Compensation Committee. The Board shall approve a charter for each of these committees. The Nominating and Corporate Governance Committee shall have authority (a) to review any nominations for election to the Board made by a stockholder of the Corporation pursuant to Section 11C(ii) of Article II of these Bylaws in order to determine compliance with such Bylaw provision and (b) to recommend to the Board nominees for election to the Board to replace those Directors whose terms expire at the annual meeting of stockholders next ensuing.

Article V. OFFICERS

Section 1.    At each Annual Meeting of the Board, the Board shall elect one of its members as Chairman of the Board, who shall preside at its meetings. It shall elect a President, who shall be the Chief Executive Officer unless determined otherwise, one or more Vice Presidents, and a Secretary. The Board may appoint such other Officers as it deems necessary for the proper conduct of the business of the Corporation. Unless prohibited by law, more than one office may be held by the same person. The term of office of all Officers shall be until the next annual election of Officers and until their respective successors are chosen, but any Officer may be removed from office at any time by the affirmative vote of a majority of the authorized number of Directors then constituting the Board of Directors (without prejudice to contract rights under any employment agreement that may have been entered into). All Officers chosen by the Board of Directors shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE V. Such Officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

Section 2.    The Chairman of the Board shall preside at meetings of the Board. He/she shall be entitled to attend all Board committee meetings, and he/she shall perform such duties as usually appertain to the office of the Chairman, as the Board shall direct or as provided by law. Either the Chairman of the Board or the President, as determined by the Board, shall preside at stockholder meetings. In the absence of the Chairman of the Board, the Vice Chairman of the Board (if elected), or the Lead Director (if one is designated), or if there is no Vice Chairman of the Board or Lead Director, the President, shall preside at Board meetings.

Section 3.    The President shall be the Chief Executive Officer of the Corporation, unless otherwise determined by the Board, and he/she shall be entitled to attend all Board committee meetings. Either the President, or the Chairman, or the Vice Chairman (if elected), as determined by the Board, shall preside at all meetings of the stockholders. In the absence of the Chairman of the Board, or if elected, a Vice Chairman of the Board, or if designated, a Lead Director, the President shall preside at meetings of the Board. He/she shall be directly responsible for engaging or dismissing any and all employees of the Corporation, except such as are engaged by action of the Board. He/she shall have full authority to direct the operation and conduct of the Corporation under the direction of the Board. He/she shall perform such other duties as usually appertain to the office of President, or as the Board shall order and as provided by law. Subject to the direction of the Board of Directors, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other Officers (other than the Chairman of the Board), employees and agents of the Corporation.

Section 4.    The Vice Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them by the Board of Directors, or the President and Chief Executive Officer.  A Vice President or Vice Presidents may be designated as Executive Vice President or Senior Vice President.

Section 5.    The Secretary shall be the custodian of the seal of the Corporation. He/she shall give notice of all meetings of the Corporation and of the Board to the Directors as herein and by law provided. He/she shall keep a record of the proceedings of the meetings of the Corporation and of the Board. He/she shall perform such duties as may, from time to time, be assigned to him/her by the Board, the Chairman or the President. In the absence of the Secretary, his/her duties may be performed by any Assistant Secretary appointed by the Board. Subject to the direction of the Board of Directors, the Secretary shall have the power to sign all stock certificates.

Section 6.     All other Officers shall have such authority and perform such duties as may be assigned to them by the Board, or the President.

Section 7.     In the absence or disability of the President and Chief Executive Officer, the duties and responsibilities of his/her office shall be performed by those persons, and in the order, set forth in the last annual Board determination of executive succession.

Section 8.    Unless otherwise directed by the Board of Directors, the President or any Officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to, any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Article VI. POWERS

This Corporation shall have all powers now or hereafter conferred by the laws of the State of Delaware, both express and implied, and such other powers as are incidental thereto, and incidental or necessary to the operation of its business and the attainment of its purpose.

Article VII. EMERGENCY POWERS

Section 1.     In the event that there shall occur and be declared by appropriate governmental authority a state of disaster which shall be of such severity as to prevent the conduct and management of the affairs and business of the Corporation by its Directors and Officers as otherwise provided in these Bylaws, the Officers and employees of this Corporation shall continue the affairs of the Corporation under such guidance from the Board as may be available except as to matters which shall at that time require specific approval of the Board and subject to confirmation with any applicable supervisory directives during this emergency.

Section 2.     In the event that such emergency as set forth in Section 1 above is of sufficient severity as to prevent the conduct and management of the affairs of this Corporation by the full Board, then such members of the Board as are available shall constitute the governing authority of the Corporation until such time as normal conditions are restored.

Section 3.     In the event of such emergency as set forth in Section 1 above and if the President of the Corporation is not available to perform his duties as President of the Corporation, then the authority and duties of the President shall, without further action of the Board, be automatically assumed by those persons, and in the order, set forth in the last annual Board determination of executive succession.

Section 4.    Any one of the above persons who, in accordance with the foregoing, assumes the authority and duties of the President, shall continue to serve until normal conditions are restored, or until the available members of the Board shall determine otherwise.

Section 5.    Any person, firm or corporation dealing with the Corporation may accept a certification by any two Officers and/or Directors that a specified individual is acting as President or such other Officer in accordance with this Article. Any person, firm or corporation accepting such certification may continue to consider it in full force and effect until notified to the contrary by instrument in writing signed by any two Officers and/or Directors of the Corporation.

Article VIII. INDEMNIFICATION

As set forth in the Certificate of Incorporation and subject to the conditions contained therein, the Directors, Officers, employees and agents of this Corporation, present or former, shall be entitled to indemnification with respect to expenses and liabilities incurred in connection with any proceedings involving such Director, Officer, employee or agent by reason of his/her activities in connection with the Corporation.

Article IX. IMMUNITY

As set forth in the Certificate of Incorporation and subject to the conditions contained therein, no Director of this Corporation shall be personally liable to this Corporation for breach of any duty owed to the Corporation or the depositors of its savings bank subsidiary.

Article X. STOCK

Section 1.     Subject to the next sentence, each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board or the President, and by the Secretary or any Assistant Secretary, or the Chief Financial Officer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile or other electronic means. In lieu or share certificates, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated, in which case the Corporation shall provide each stockholder regular confirmation of the uncertificated book entry shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

Section 2.    Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer ownership of shares of the Corporation (whether certificated or uncertificated). Except where a certificate is issued in accordance with Section 4 of this Article X of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3.    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.

Section 4.    In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.    The issue, transfer, conversion and registration of share ownership shall be governed by such other regulations as the Board may establish.

Article XI. MISCELLANEOUS

Section 1.    In addition to the provisions for use of facsimile and other electronic signatures elsewhere specifically authorized in these Bylaws, facsimile and electronic signatures of any Officer(s) of the Corporation may be used whenever and as authorized by the Board.

Section 2.    The Board shall have the power to adopt or alter the Seal of the Corporation.

Section 3.    Each Director, each member of any committee designated by the Board, and each Officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its Officers or employees, or committees of the Board so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Article XII. AMENDMENT

The Board of Directors may amend, alter or repeal these Bylaws at any meeting of the Board. The stockholders shall also have power to amend, alter or repeal these Bylaws with such vote and in the manner set forth in the Certificate of Incorporation.